As filed with the Securities and Exchange Commission on August 1, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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GRAN TIERRA ENERGY INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

____________________

200, 150 13th Avenue SW

Calgary, Alberta, Canada T2R 0V2
(403) 265-3221
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Gary S. Guidry
President and Chief Executive Officer
Gran Tierra Energy Inc.
200, 150 13th Avenue SW
Calgary, Alberta, Canada T2R 0V2
(403) 265-3221
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

David Hardy Vice President, Legal and General Counsel Gran Tierra Energy Inc. 200, 150 13th Avenue SW Calgary, Alberta, Canada T2R 0V2 (403) 265-3221	Douglas E. McWilliams James M. Prince Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offerings
Common Stock, par value $0.001 per share	(1)	(1)	(1)	(2)
Preferred Stock, par value $0.001 per share	(1)	(1)	(1)	(2)
Debt Securities	(1)	(1)	(1)	(2)
Warrants	(1)	(1)	(1)	(2)
Subscription Receipts	(1)	(1)	(1)	(2)
Common Stock, par value $0.001 per share(3)	8,514,066	$2.675(4)	$22,775,126(4)	$2,293.46(4)
Secondary Offering
Common Stock, par value $0.001 per share(5)	57,835,134	$2.675(4)	$154,708,983(4)	$15,579.19(4)
Total (Primary and Secondary Offerings)

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(1)	Omitted pursuant to General Instructions II.E of Form S-3. An indeterminate number or amount, as the case may be, of debt securities, common stock, preferred stock, warrants and subscription receipts or any combination thereof are being registered hereunder as may from time to time be issued at indeterminate prices. The securities being registered hereunder may be convertible into or exchangeable or exercisable for other securities of any identified class, and may be sold separately or in combination. In addition to the securities that may be issued directly under this registration statement, there is being registered hereunder such indeterminate aggregate number or amount, as the case may be, of the securities of each identified class as may from time to time be issued upon the conversion, exchange, settlement or exercise of other securities offered hereby. Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby or that are offered in combination. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies.
(2)	Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of all registration fees in respect of securities which are being registered in an indeterminate amount.
(3)	Represents (i) up to 4,875,177 shares of common stock that may be issued upon exchange or redemption of up to 4,875,177 exchangeable shares that were issued by Gran Tierra Exchangeco Inc. (“Exchangeco”), a subsidiary of Gran Tierra Energy Inc. (“Gran Tierra”), in connection with the combination of the registrant and Solana Resources Limited (“Solana”) and (ii) up to 3,638,889 shares of common stock that may be issued upon exchange or redemption of up to 3,638,889 exchangeable shares that were issued by Gran Tierra Goldstrike Inc. (“Goldstrike Exchangeco”), a subsidiary of Gran Tierra, in connection with the combination of the registrant and Goldstrike, Inc. (“Goldstrike”). Also includes, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions. Under all circumstances, the maximum aggregate number of shares of common stock registered hereby underlying the Exchangeco and Goldstrike Exchangeco exchangeable shares that may be issued is 8,514,066 (and any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions). Accordingly, the maximum aggregate offering price and the amount of the registration fee are based on this maximum aggregate number of shares that may be issued.
(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average high and low per share prices of Gran Tierra common stock on July 26, 2016, as reported on the NYSE MKT.
(5)	Represents up to 57,835,134 shares of common stock that may be sold by the selling stockholders subsequent to the issuance of such shares of common stock upon conversion of 57,835,134 subscription receipts previously issued by Gran Tierra. Also includes, pursuant to Rule 416(a) under the Securities Act, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions. Under all circumstances the maximum aggregate number of shares of common stock registered hereby underlying the subscription receipts that may be sold is 57,835,134 (and any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions). Accordingly, the maximum aggregate offering price and the amount of the registration fee are based on this maximum aggregate number of shares that may be sold.

EXPLANATORY NOTE

This registration statement covers the registration of:

•	Gran Tierra’s offer and sale, from time to time, of common stock, preferred stock, debt securities, warrants and subscription receipts;
•	the issuance, from time to time, of common stock upon the exchange or redemption of (i) the exchangeable shares of Exchangeco and (ii) the exchangeable shares of Goldstrike Exchangeco; and
•	the offer and sale, from time to time, by the selling stockholders named in this prospectus of shares of common stock underlying privately placed subscription receipts issued by Gran Tierra in July 2016.

Prospectus

Common Stock
Preferred Stock
Debt Securities
Warrants
Subscription Receipts

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This prospectus covers Gran Tierra’s offer and sale of common stock, preferred stock, debt securities, warrants and subscription receipts. From time to time, we may offer and sell any combination of the securities described in this prospectus, either individually or in combination. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, common stock, preferred stock or debt securities upon the exercise of warrants or any combination of these securities upon the exercise or exchange of subscription receipts.

This prospectus also covers the issuance, from time to time, of (i) up to 4,875,177 shares of our common stock that may be issued upon the exchange or redemption of the exchangeable shares of Exchangeco, an indirect wholly-owned Canadian subsidiary of ours, and (ii) up to 3,638,889 shares of our common stock that may be issued upon the exchange of the exchangeable shares of Goldstrike Exchangeco, an indirect wholly-owned Canadian subsidiary of ours. In this prospectus, we refer to the exchangeable shares of Exchangeco and Goldstrike Exchangeco, collectively, as the “exchangeable shares.” These shares of our common stock are to be issued in exchange for, or upon the redemption of, the exchangeable shares, and we will not receive any cash proceeds from the issuance of such shares.

The selling stockholders named herein may offer and sell, from time to time, up to 57,835,134 shares of our common stock that will be issued upon conversion of subscription receipts that were sold by us in a private placement to certain eligible purchasers in July 2016, as described further in “Description of Capital Stock.” We refer to these subscription receipts as the “private placement subscription receipts” in this prospectus. For a detailed discussion of these selling stockholders, please read “Selling Stockholders.”

Our common stock is listed on the NYSE MKT and the Toronto Stock Exchange (“TSX”) under the trading symbol “GTE.” On July 29, 2016, the last reported sale price of our common stock on the NYSE MKT was $2.77 per share. Any applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the NYSE MKT and the TSX or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained herein and in any applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Securities to be offered and sold by us may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement. The common stock to be sold by the selling stockholders may be sold directly by the selling stockholders to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. Any supplements to this prospectus may provide the specific terms of the plan of distribution. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is August 1, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell, either individually or in combination, in one or more offerings, any combination of the securities described in this prospectus, and the selling stockholders may offer and sell, in one or more offerings, shares of common stock that will be issued upon conversion of the private placement subscription receipts as described in this prospectus. This prospectus provides you with a general description of the securities we and the selling stockholders may offer.

In connection with certain offerings of securities under this prospectus, we may provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement or related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

ABOUT GRAN TIERRA ENERGY INC.

We are an independent international energy company engaged in oil and gas acquisition, exploration, development and production. We own the rights to oil and gas properties in Colombia, Peru and Brazil. We made our initial acquisition of oil and gas producing and non-producing properties in Argentina in September 2005. Since then, we have acquired oil and gas producing and non-producing assets in Colombia, Peru, Argentina and Brazil, with our largest acquisitions being the acquisition of Solana in 2008 and Petrolifera Petroleum Limited (“Petrolifera”) in 2011. We sold our Argentina business unit in June 2014.

We were incorporated under the laws of the State of Nevada on June 6, 2003, under the name of Goldstrike Inc. Our principal executive offices are located at 200, 150 13th Avenue SW, Calgary, Alberta, Canada T2R 0V2. The telephone number at our principal executive offices is (403) 265-3221. Our website address is www.grantierra.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement or free writing prospectus. Our website address is included in this document as an inactive textual reference only.

References in this prospectus to “Gran Tierra,” “the Company,” “we,” “us” and “our” refer to Gran Tierra Energy Inc., a Nevada corporation, and its consolidated subsidiaries, unless otherwise specified.

ABOUT THE PETROLATINA ACQUISITION

On June 30, 2016, Gran Tierra Energy International Holdings Ltd., a wholly-owned indirect subsidiary of Gran Tierra, entered into a share purchase agreement (the “Acquisition Agreement”) with Tribeca Oil & Gas Inc., Macquarie Bank Limited and Rorick Ventures Group Inc., as vendors (the “Vendors”), and Petrolatina Energy Limited (“PetroLatina”) providing for the acquisition of PetroLatina for cash consideration of $525 million (the “Acquisition”). Funding for the Acquisition will consist of an initial payment of $500 million at closing, subject to closing adjustments, and a deferred payment of $25 million to be paid prior to December 31, 2016. Subsequent to the signing of the Acquisition Agreement, Gran Tierra delivered $5 million to Macquarie Bank Limited, which funds are to be held in escrow and applied to the initial payment at closing (the “Escrow Funds”).

Gran Tierra expects to fund the Acquisition through a combination of Gran Tierra’s current cash balance, gross proceeds of $173.5 million from the recently consummated private placement of subscription receipts, available borrowings under Gran Tierra’s revolving loan credit facility and $130 million of borrowings under a new term loan under the credit facility that is contingent upon the close of the Acquisition. For more information on the private placement, please read “Description of Capital Stock – Private Placement Subscription Receipts”.

 The Acquisition was unanimously approved by the board of directors of Gran Tierra. The Vendors collectively hold more than 80% of the shares of PetroLatina.  Under the terms of the Acquisition Agreement, it is a condition of closing that all of the remaining shares of PetroLatina are acquired pursuant to the drag-along provisions of the Articles of Association of PetroLatina upon the closing of the Acquisition. The Acquisition is subject to the satisfaction or waiver of customary closing conditions, including, among other things, regulatory approvals. Approval from the Agencia Nacional de Hidrocarburos (National Hydrocarbon Agency) of Colombia, was received on July 29, 2016 and the Acquisition is expected to close prior to August 31, 2016. Please read “Risk Factors – The acquisition of Petrolatina may not be completed, and even if the acquisition is completed, we may fail to realize the benefits anticipated as a result of the acquisition.” The Acquisition Agreement also contains mutual representations and warranties of the parties covering customary matters. Each of the parties also makes various covenants in the Acquisition Agreement, including those requiring the parties to use reasonable commercial efforts to consummate the transaction.

The Acquisition Agreement may be terminated by either Gran Tierra or the Vendors under certain circumstances set forth in the Acquisition Agreement, including, among other circumstances, the failure of the Acquisition to be consummated on or before October 31, 2016. If the Acquisition Agreement is terminated by Gran Tierra as a result of the Vendors breach of any representations, warranties, covenants or obligations, the Vendors’ aggregate maximum liability will be limited to $5.0 million, and the Escrow Funds will be returned to Gran Tierra. If the Acquisition Agreement is terminated as a result of Gran Tierra breaching any representations, warranties, covenants or obligations, Gran Tierra’s maximum liability will be limited to the loss of the Escrow Funds deposited by Gran Tierra subsequent to the signing of the Acquisition Agreement.

PetroLatina is a private, independent exploration and production company with assets primarily in the Middle Magdalena Valley Basin of Colombia. PetroLatina holds approximately 469 thousand working interest acres in the Middle Magdalena Valley Basin, Llanos Basin and Putumayo Basin of Colombia.

The following table sets forth estimates of PetroLatina’s oil and gas reserves, net after royalty, as of December 31, 2015.

	Heavy Crude	Light/Medium
	Oil	Oil
Reserves Category	(Mbbl)	(Mbbl)
Proved
Developed	4,995	2,563
Undeveloped	8,635	2,602
Total proved reserves	13,630	5,165

Probable
Developed	1,755	1,424
Undeveloped	17,918	6,931
Total probable reserves	19,673	8,355

Possible
Developed	1,737	2,245
Undeveloped	26,213	9,661
Total possible reserves	27,950	11,906

Pricing Assumptions

The following oil and natural gas benchmark reference pricing, inflation and exchange rates as at December 31, 2015 were utilized in estimating PetroLatina’s 2015 oil and gas reserves.

Summary of Pricing Assumptions as of December 31, 2015
Los Angeles
	Brent	Acordionero(1)	Chuira	Juglar	& Querubin	Santa Lucia	Colon
	Crude	Field	Field	Field	Field	Field	Field
	Oil Price	Oil Price	Oil Price	Oil Price	Oil Price	Oil Price	Oil Price
	$/bbl	$/bbl	$/bbl	$/bbl	$/bbl	$/bbl	$/bbl

	54.08	41.92	44.54	44.04	38.54	41.55	44.04
Note:
(1) Accordionero prices shown are for the proved case. Prices for the 2P and 3P cases differ slightly.

Estimated Reserves

Estimates of PetroLatina’s 2015 oil and gas reserves were prepared in connection with the Acquisition by McDaniel & Associates Consultants Ltd., an independent third-party petroleum engineering firm.

The process of estimating oil and gas reserves is complex and requires significant judgment, as discussed in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K. The reserve estimation process requires the use of significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. Therefore, the accuracy of the reserve estimate is dependent on the quality of the data, the accuracy of the assumptions based on the data and the interpretations and judgment related to the data.

Proved reserves are reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expires, unless evidence indicates that renewal is reasonably certain. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil or natural gas actually recovered will equal or exceed the estimate. To achieve reasonable certainty, the independent reserve engineers employed technologies that have been demonstrated to yield results with consistency and repeatability. Estimates of proved reserves are generated through the integration of relevant geological, engineering, and production data, utilizing technologies that have been demonstrated in the field to yield repeatable and consistent results as defined in the SEC regulations. Data used in these integrated assessments included information obtained directly from the subsurface through wellbores, such as well logs, reservoir core samples, fluid samples, static and dynamic pressure information, production test data, and surveillance and performance information. The data utilized also included subsurface information obtained through indirect measurements such as seismic data. Reservoir parameters from analogous reservoirs were used to increase the quality of and confidence in the reserves estimates when available. The method or combination of methods used to estimate the reserves of each reservoir was based on the unique circumstances of each reservoir and the dataset available at the time of the estimate. Probable reserves are reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Estimates of probable reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by us.

Possible reserves are reserves that are less certain to be recovered than probable reserves. Estimates of possible reserves are also inherently imprecise. Estimates of probable and possible reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Report on Form 10-Q and any subsequently filed Current Report on Form 8-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

The acquisition of Petrolatina may not be completed, and even if the acquisition is completed, we may fail to realize the benefits anticipated as a result of the acquisition.

The Acquisition is expected to close prior to August 31, 2016, subject to customary closing conditions including, among other things, regulatory approval. Approval from the Agencia Nacional de Hidrocarburos (National Hydrocarbon Agency) of Colombia, was received on July 29, 2016. If these conditions are not satisfied or waived, the Acquisition will not be consummated. There can be no assurances that the Acquisition will be consummated or that the expected benefits of the Acquisition will be realized. If the Acquisition is delayed, not consummated or consummated in a manner different than previously disclosed, the price of our common stock may decline.

If we are able to consummate the Acquisition, such consummation would involve potential risks, including, without limitation, inefficiencies and unexpected costs and liabilities. If we consummate the Acquisition and if these risks or other expected costs and liabilities were to materialize, any desired benefits of the Acquisition may not be fully realized, if at all, and our future financial performance and results of operations could be negatively impacted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our business strategy and our expectations with respect to the implementation of our business strategy;

•	our expectations with respect to the drilling, exploration or development of our resources;

•	our intended capital spending program, including expected costs and the allocation of our capital spending program;

•	our production expectations, the product mix of such production and expectations respecting production growth or maintenance; and

•	our and PetroLatina’s reserves; and

•	anticipated funding of our capital spending program.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in our most recent annual report on Form 10-K, in our most recent quarterly report on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, for general corporate purposes, including, without limitation, working capital, exploration and the development of our existing or acquired oil and natural gas resources, repayment of indebtedness that is currently or may in the future be outstanding and potential acquisitions.

We will receive no proceeds from the issuance of common stock upon exchange or redemption of the exchangeable shares.

Shares of our common stock that will be issued upon conversion of the private placement subscription receipts may be offered and sold by selling stockholders. We will not receive any of the proceeds from the sale or other disposition of shares of our common stock sold by selling stockholders in any offering by them.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges or our deficiency of earnings to cover fixed charges. Our earnings were insufficient to cover fixed charges for the three months ended March 31, 2016, and the years ended December 31, 2015 and 2014. The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2013, 2012 and 2011, and our deficiency of earnings available to cover fixed charges for the three months ended March 31, 2016, and the years ended December 31, 2015 and 2014.

	Three Months Ended March 31,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
	(In thousands, except ratio)
Ratio of earnings to fixed charges	—	—	—	14,727	7,271	162

Deficiency of earnings available to cover fixed charges (in thousands)	$(70,170)	$(368,119)	$(17,152)	—	—	—

For purposes of computing the ratio above, earnings consist of (loss) income from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense and the portion of operating lease expense that represents interest.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

SELLING STOCKHOLDERS

This prospectus covers the offering and sale, from time to time, of up to 57,835,134 shares of common stock by the selling stockholders. These shares of common stock will be issued to the selling stockholders upon conversion of the private placement subscription receipts. Such private placement subscription receipts were sold by us in a private placement to certain eligible purchasers in July 2016. The terms of conversion of the private placement subscription receipts and the private placement are described in “Description of Capital Stock – Private Placement Subscription Receipts.”

The initial issuance of the private placement subscription receipts was, and the issuance of shares of common stock upon conversion of the private placement subscription receipts will be, exempt from the registration requirements of the Securities Act. We are registering the offer and sale by the selling stockholders of the shares of common stock described below pursuant to the provisions of the RRAs (as defined below). For more information regarding the RRAs, please read “Description of Capital Stock – Private Placement Subscription Receipts.”

No offer or sale may occur unless the registration statement that includes this prospectus remains effective at the time such selling stockholder offers or sells shares of our common stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

The following table sets forth information relating to the selling stockholders as of July 27, 2016 based on information supplied to us by the selling stockholders on or prior to that date. We have not sought to verify such information. Information concerning the selling stockholders may change over time and selling stockholders may be added. If necessary, we will supplement this prospectus accordingly. Except as set forth below, none of the selling stockholders is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

The selling stockholders may hold or acquire at any time shares of our common stock in addition to those offered by this prospectus and may have acquired additional shares of our common stock since the date on which the information reflected herein was provided to us. In addition, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of our common stock since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their shares of our common stock in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

As of July 29, 2016, none of the private placement subscription receipts had been converted into shares of common stock. The beneficial ownership information presented below assumes that all 57,835,134 Subscription Receipts have been converted pursuant to the Conversion (as defined below) for an equivalent number of shares of our common stock and such shares of our common stock are held by the selling stockholders. For purposes of the table below, we assume that all shares covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. Except as described in the footnotes to the following table, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.

The percentages in the table are based on 355,672,088 shares of common stock outstanding as of July 29, 2016, which, for purposes of this table includes 57,835,134 shares of common stock issuable upon Conversion of the Subscription Receipts and 3,638,889 shares of Goldstrike Exchangeco and 4,875,177 shares of Exchangeco issued and outstanding as of July 29, 2016, as such exchangeable shares are immediately exchangeable for shares of our common stock and vote together with our common stock on all matters as if shares of our common stock. In calculating this percentage for a particular selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon conversion of that particular holder’s 5.00% Convertible Senior Notes due 2021 of Gran Tierra (the “convertible notes”) and did not assume conversion of any other holder’s convertible notes.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Percentage of Common Stock Beneficially Owned Prior to the Offering (1)	Common Stock Offered Hereby	Common Stock to be Beneficially Owned After Offering	Percentage of Common Stock to be Beneficially Owned After Offering (1)
Black Maple Capital Master Fund, Ltd. (2)	500,000	*	500,000	—	—
Compass Offshore SAV LLC (3)	751,800	*	146,800	605,000	*
Compass SAV LLC (3)	997,800	*	194,800	803,000	*
Curvature Market Neutral Fund (4)	3,492,400	*	687,600	2,804,800	*
Curvature Fund LP (5)	979,000	*	193,000	786,700	*
Edgepoint Investment Group Inc., Edgepoint Canadian Growth Portfolio (6)	6,004,079	1.69%	407,000	5,597,079	1.57%
Edgepoint Investment Group Inc., Edgepoint Canadian Portfolio (6)	6,290,079	1.77%	693,000	5,597,079	1.57%
MMCAP International Inc. SPC (7)	8,491,866	2.37%	5,580,000	2,911,866	*
Verition Advisors (Canada) ULC (8)	6,232,872	1.73%	1,250,000	4,982,872	1.38%
Amber Global Opportunities Master Fund Ltd. (9)	13,232,171	3.72%	6,000,000	7,232,171	2.03%
Thomas E. Claugus	720,200	*	116,700	603,500	*
Bay Resource Partners, L.P. (10)	5,148,500	1.45%	841,900	4,306,600	1.21%
Bay II Resource Partners, L.P. (10)	4,567,700	1.28%	775,500	3,792,200	1.07%
Bay Resource Partners Offshore Master Fund, L.P. (10)	8,158,100	2.29%	1,265,900	6,892,200	1.94%
Luminus Energy Partners Master Fund, Ltd. (11)	4,500,000	1.27%	3,500,000	1,000,000	*
Public Sector Pension Investment Board	14,334,870	4.03%	10,000,000	4,334,870	1.22%

West Face Long Term Opportunities Global Master L.P. (12)	19,877,988	5.55%	2,900,000	16,977,988	4.74%
OPSEC Pension Trust (13)	290,000	*	290,000	—	—
Fiera Capital Equity Growth Fund (13)	500,000	*	500,000	—	—
Fiera Canadian Equity Small Cap Fund (13)	320,000	*	320,000	—	—
Fiera Canadian Equity Small Cap Core II Fund (13)	140,000	*	140,000	—	—
TIF-Foreign Smaller Companies Series (14)	3,312,500	*	449,100	2,863,400	*
John Hancock Funds II – International Small Cap Fund (14)	2,317,200	*	471,600	1,845,600	*
Clearwater International Fund (14)	193,100	*	41,800	151,300	*
TGIT-Templeton Foreign Smaller Companies Fund (14)	321,300	*	57,800	263,500	*
GLG European Long-Short Master Fund Ltd. (15)	179,280	*	179,280	—	—
GLG Multi Strategy Master Fund (15)	114,194	*	114,194	—	—
GLG Investments VI PLC: Sub-Fund Man GLG Global Equity Alternative (15)	341,368	*	341,368	—	—
GLG European Long-Short Fund (15)	337,502	*	337,502	—	—
GLG Investments Umbrella QIF PLC: Sub-Fund GLG ELS QIF Master (15)	1,393,453	*	1,393,453	—	—
GLG Investments VI PLC: Sub-Fund GLG European Equity Alternative (15)	925,508	*	925,508	—	—
Man GLG European Long-Short Equity Restricted (15)	208,695	*	208,695	—	—
Trimark Resources Fund (16)	750,000	*	750,000	—	—

Synergy Canadian Corporate Class (17)	894,900	*	894,900	—	—
Canadian Style Small Mid Cap (17)	421,900	*	421,900	—	—
Synergy Tactical Small/Mid Cap Fund (17)	20,700	*	20,700	—	—
Synergy Tactical Momentum (17)	34,900	*	34,900	—	—
Counsel Canadian Growth (17)	126,500	*	126,500	—	—
Desjardin Canadian Equity (17)	1,069,600	*	1,069,600	—	—
Renaissance Canadian Equity Private Pool (17)	164,200	*	164,200	—	—
Renaissance Canadian Growth (17)	350,900	*	350,900	—	—
London Life Cdn Eq Fd (17)	407,200	*	407,200	—	—
University of Saskatchewan (17)	75,000	*	75,000	—	—
WSIB Investments (public Equities) Pooled Fund Trust (17)	838,200	*	838,200	—	—
Picton Mahoney Long Short Equity Fund (17)	172,200	*	172,200	—	—
Picton Mahoney Market Neutral Equity Fund (17)	383,700	*	383,700	—	—
Picton Mahoney Long Short Global Resource Fund (17)	27,300	*	27,300	—	—
Picton Mahoney 130/30 Alpha Extension Canadian Equity Fund (17)	344,300	*	344,300	—	—
Picton Mahoney World 130/30 Canadian Equity Fund (17)	168,500	*	168,500	—	—
Polar Multi-Strategy Master Fund (18)	6,226,259	1.73%	1,345,536	4,880,723	1.35%
Polar Multi-Strategy Master Fund, Crown Managed Accounts SPC – Crown/Polar Segregated Portfolio (18)	328,995	*	71,131	257,864	*
Vertex Fund (19)	2,825,000	*	2,825,000	—	—
Vertex Growth Fund (19)	250,000	*	250,000	—	—
Vertex Arbitrage Fund (20)	125,000	*	125,000	—	—
Her Majesty the Queen in right of Alberta (21)	5,977,600	1.68%	5,500,000	477,600	*

Rodger Trimble (22)	25,000	*	25,000	—	—
Lawrence West (23)	286,696	*	20,000	266,696	*
Alan Johnson (24)	105,866	*	12,800	93,066	*
Ronald Royal (25)	215,438	*	51,667	163,771	*
Ryan Ellson (26)	366,696	*	30,000	336,696	*
Gary S. Guidry (27)	2,682,000	*	161,500	2,520,500	*
Glen Mah (28)	50,000	*	35,000	15,000	*
David P. Smith (29)	84,393	*	35,000	49,393	*
Evan J. Hazell (30)	117,869	*	25,000	92,869	*
Brooke Wade (31)	425,771	*	250,000	175,771	*

______________________________

* Less than one percent.

(1) Based on 355,672,088 shares of our common stock outstanding as of July 29, 2016, which, for purposes of this table includes 57,835,134 shares of common stock issuable upon Conversion of the Subscription Receipts and 3,638,889 shares of Goldstrike Exchangeco and 4,875,177 shares of Exchangeco issued and outstanding as of July 29, 2016, as such shares are immediately exchangeable for shares of our common stock and vote together with our common stock on all matters as if shares of our common stock. In calculating the percentage for a particular selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular selling stockholder’s convertible notes and did not assume exercise of any other holder’s convertible notes.

(2) Black Maple Capital Management, LP exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(3) Each of MIO Partners Inc. and CHS Asset Management Inc. exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(4) Each of CHS Asset Management Inc. and Arrow Capital Management Inc. exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(5) CHS Asset Management Inc. exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(6) Geoff MacDonald, Frank Mullen, Ted Chisholm, Tye Bousada and Andrew Pastor exercise sole voting and investment power of the shares of common stock held by the selling stockholder.

(7) MM Asset Management Inc., as advisor, exercises sole voting and investment power over the shares of common stock held by the selling stockholder. In calculating the percentage for the selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon exercise of the selling stockholder’s convertible notes and did not assume exercise of any other selling stockholder’s convertible notes. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the convertible notes, is subject to adjustment in certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock into which the convertible notes are convertible may increase or decrease.

(8) Verition Fund Management LLC exercises shared voting and investment power over the shares of common stock held by the selling stockholder. In calculating the percentage for the selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon exercise of the selling stockholder’s convertible notes and did not assume exercise of any other selling stockholder’s convertible notes. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the convertible notes, is subject to adjustment in certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock into which the convertible notes are convertible may increase or decrease.

(9) Amber Capital UK LLP, as investment manager, exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(10) GMT Capital Corp exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(11) Luminus Management, LLC exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(12) West Face Capital Inc., as investment adviser to the selling stockholder, exercises sole voting and investment power over the shares of common stock held by the selling stockholder. In calculating the percentage for the selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon exercise of the selling stockholder’s convertible notes and did not assume exercise of any other selling stockholder’s convertible notes. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the convertible notes, is subject to adjustment in certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock into which the convertible notes are convertible may increase or decrease.

(13) Michael Chan exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(14) Representatives of the selling stockholder have advised us that the beneficial owner of the selling stockholder is an affiliate of a U.S. registered broker-dealer; however, the selling stockholder acquired the common stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common stock held by the selling stockholder.

Templeton Investment Council, LLC and Franklin Advisers, Inc., in their capacities as the investment adviser to the selling stockholder, exercise sole voting and investment power over the shares of common stock held by the selling stockholder.

(15) GLG Partners LP, as investment manager of the selling stockholder, exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(16) Representatives of the selling stockholder have advised us that the selling stockholder is an affiliate of a U.S. registered broker-dealer; however, the selling stockholder acquired the common stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common stock held by the selling stockholder.

Invesco Canada Ltd. exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(17) Picton Mahoney Asset Management exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(18) Polar Asset Management Partners Inc. exercises sole voting and investment power over the shares of common stock held by the selling stockholder. In calculating the percentage for Polar Multi-Strategy Master Fund, we treated as outstanding the number of shares of our common stock issuable upon exercise of the selling stockholder’s convertible notes and did not assume exercise of any other selling stockholder’s convertible notes. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the convertible notes, is subject to adjustment in certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock into which the convertible notes are convertible may increase or decrease.

(19) John Thiessen exercises ultimate voting and investment power as lead Portfolio Manager to the Vertex Fund and the Vertex Growth Fund, on behalf of Vertex One Asset Management Inc., over the shares of common stock held by the selling stockholders.

(20) Craig Chilton and Tom Savage exercise ultimate voting and investment power as lead Portfolio Managers to the Vertex Arbitrage Fund, on behalf of Vertex One Asset Management, over the shares of common stock held by the selling stockholder.

(21) Alberta Investment Management Corporation, an authorized agent for Her Majesty the Queen in Right of Alberta, exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(22) Mr. Trimble is the Vice President, Investor Relations of Gran Tierra.

(23) Mr. West is the Vice President, Exploration of Gran Tierra.

(24) Mr. Johnson is the Vice President, Asset Management of Gran Tierra.

(25) Mr. Royal is a member of Gran Tierra’s Board of Directors.

(26) Mr. Ellson is the Chief Financial Officer of Gran Tierra. These figures include 30,000 shares of common stock issuable upon conversion of the subscription receipts that are owned by Mr. Ellson’s spouse, which Mr. Ellson is deemed to beneficially own.

(27) Mr. Guidry is the President and Chief Executive Officer and Director of Gran Tierra.

(28) Mr. Mah is the Vice President, Business Development of Gran Tierra.

(29) Mr. Smith is a member of Gran Tierra’s Board of Directors. These figures include 35,000 shares of common stock issuable upon conversion of the subscription receipts that are owned by Mr. Smith’s spouse, which Mr. Smith is deemed to beneficially own.

(30) Mr. Hazell is a member of Gran Tierra’s Board of Directors.

(31) Mr. Wade is a member of Gran Tierra’s Board of Directors. These figures include 250,000 shares of common stock issuable upon conversion of the subscription receipts that are owned by Wade Capital Corporation, which Mr. Wade is deemed to beneficially own.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our restated articles of incorporation authorize the issuance of 595,000,002 shares of our capital stock, of which 570,000,000 are designated as common stock, par value $0.001 per share, 25 million are designated as preferred stock, par value $0.001 per share, one share is designated as Special A Voting Stock, par value $0.001 per share, and one share is designated as Special B Voting Stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

The following description of our capital stock is derived from various provisions of our articles of incorporation, our bylaws, and such other documents as relate to the issuance of the two series of exchangeable shares.

Common Stock

We are authorized to issue 570,000,000 shares of common stock, par value $0.001 per share. Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the common stock representing a majority of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 25,000,000 shares of “blank check” preferred stock, par value $0.001 per share. The board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the board of directors, without the necessity of obtaining approval of the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if applicable;

•	the provisions for a sinking fund, if applicable;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Special A Voting Stock

The one share of Special A Voting Stock was created to allow the holders of exchangeable shares (“GTE-Goldstrike Exchangeable Shares”), issued by our indirect, wholly-owned subsidiary Gran Tierra Goldstrike Inc. (“Goldstrike Exchangeco”), in connection with our combination with Goldstrike, Inc. (“Goldstrike”) in 2005, to vote at our stockholder meetings and exercise the other rights that the holders of our common stock may exercise. The holder of the one share of Special A Voting Stock is not entitled to receive dividends or distributions, but has the right to vote on each matter on which holders of our common stock are entitled to vote and to cast that number of votes equal to the number of GTE-Goldstrike Exchangeable Shares outstanding that are not owned by us or our subsidiaries. In connection with the share exchange transaction involving the former shareholders of Gran Tierra Canada, and pursuant to the Voting Exchange and Trust Agreement dated November 10, 2005 between Goldstrike, 1203647 Alberta Inc. (“Callco”), Goldstrike Exchangeco and Olympia Trust Company (now Computershare Trust Company of Canada) (the “Voting Exchange and Support Agreement”), the share of Special A Voting Stock was issued to a trustee for the holders of GTE-Goldstrike Exchangeable Shares (the “Special A Trustee”). The Special A Trustee may only cast votes with respect to the share of Special A Voting Stock based on instructions received from the holders of GTE-Goldstrike Exchangeable Shares. The GTE-Goldstrike Exchangeable Shares are described more fully below.

GTE-Goldstrike Exchangeable Shares

Each GTE-Goldstrike Exchangeable Share can be exchanged by the holder for one share of our common stock at any time, subject to compliance with the articles of Goldstrike Exchangeco and the retraction call right described below, and will receive the same dividends payable on our common stock. At the time of exchange, taxes may be due from the holders of the GTE-Goldstrike Exchangeable Shares. The GTE-Goldstrike Exchangeable Shares have voting rights through the one share of Special A Voting Stock described above, and the holders thereof are able to vote on all matters on which the holders of our common stock are entitled to vote.

In order to exchange GTE-Goldstrike Exchangeable Shares for shares of common stock, a holder of GTE-Goldstrike Exchangeable Shares must submit a retraction request to Goldstrike Exchangeco together with the share certificate representing the GTE-Goldstrike Exchangeable Shares to be redeemed. Callco is a corporation incorporated under the laws of Alberta and is our wholly-owned subsidiary. Pursuant to the Voting Exchange and Support Agreement, Callco has an overriding retraction call right to purchase any GTE-Goldstrike Exchangeable Shares for which a retraction request has been submitted by providing the holder of the GTE-Goldstrike Exchangeable Shares subject to a retraction request with one share of our common stock for each GTE-Goldstrike Exchangeable Share subject to the retraction request. Pursuant to the Voting Exchange and Support Agreement, we are obligated to deliver shares of our common stock to Callco in order to satisfy the obligations of Callco under the retraction call right. A holder of GTE-Goldstrike Exchangeable Shares may revoke their retraction request in writing to Goldstrike Exchangeco by close of business on the third business day prior to the date specified in the retraction request, however, in the event that the retraction request is not revoked by the holder and Callco does not exercise its right to override the holder’s retraction request, Goldstrike Exchangeco will redeem the retracted shares on the date specified in the retraction request.

If, as a result of solvency requirements or applicable law, Goldstrike Exchangeco is not permitted to redeem all of the GTE-Goldstrike Exchangeable Shares identified in the retraction request, and Callco has not exercised its retraction call right, Goldstrike Exchangeco will redeem only those retracted GTE-Goldstrike Exchangeable Shares tendered by the holder as would not be contrary to provisions of applicable law. The Special A Trustee, on behalf of the holder of any retracted shares not so redeemed by Goldstrike Exchangeco or purchased by Callco, will require us to purchase the unredeemed retracted shares on the date set forth in the retraction request.

We have an overriding right to purchase, or cause Callco to purchase, all GTE–Goldstrike Exchangeable Shares for common stock in the event of a change of law that permits holders of GTE-Goldstrike Exchangeable Shares to exchange their GTE-Goldstrike Exchangeable Shares for shares of common stock on a basis that will not require holders to recognize a gain or loss for Canadian tax purposes. In addition, subject to applicable law, Goldstrike Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding GTE-Goldstrike Exchangeable Shares.

Holders of GTE-Goldstrike Exchangeable Shares have the right to instruct the Special A Trustee to cause Callco to purchase GTE-Goldstrike Exchangeable Shares for shares of our common stock if Goldstrike Exchangeco becomes insolvent or institutes insolvency proceedings. In addition, Callco will be deemed to have purchased the GTE-Goldstrike Exchangeable Shares for shares of common stock if we are subject to liquidation, wound up or dissolved.

Special B Voting Stock

The one share of Special B Voting Stock was designated to allow former shareholders of Solana who elected, pursuant to the terms of the arrangement agreement by and among us, Exchangeco and Solana (the “Arrangement Agreement”), to receive exchangeable shares (“GTE-Solana Exchangeable Shares”), issued by our indirect, wholly-owned subsidiary Solana Exchangeco, in lieu of shares of our common stock, to vote at our stockholder meetings. The holder of the one share of Special B Voting Stock is not entitled to receive dividends or distributions, but has the right to vote on each matter on which holders of our common stock are entitled to vote and to cast that number of votes equal to the number of GTE-Solana Exchangeable Shares outstanding that are not owned by us or our affiliates. In connection with the arrangement under the Arrangement Agreement, and pursuant to the Voting and Exchange Trust Agreement between Solana Exchangeco, us and Computershare Trust Company of Canada (the “Solana Exchangeco Voting and Exchange Trust Agreement”), the share of Special B Voting Stock was issued to Computershare Trust Company of Canada as trustee for the holders of GTE-Solana Exchangeable Shares (the “Special B Trustee”). The Special B Trustee may only cast votes with respect to the share of Special B Voting Stock based on instructions received from the holders of GTE-Solana Exchangeable Shares. The GTE-Solana Exchangeable Shares are described more fully below.

GTE-Solana Exchangeable Shares

Under the terms of the Arrangement Agreement, certain Canadian Solana shareholders received GTE-Solana Exchangeable Shares instead of shares of our common stock. Each GTE-Solana Exchangeable Share can be exchanged by the holder for one share of our common stock at any time, subject to compliance with the articles of Solana Exchangeco and the retraction call right described below, and will receive the same dividends payable on our common stock. At the time of exchange, taxes may be due from the holders of the GTE-Solana Exchangeable Shares. The GTE-Solana Exchangeable Shares have voting rights through the one share of Special B Voting Stock described above, and the holders thereof are able to vote on all matters on which the holders of our common stock are entitled to vote.

In order to exchange the GTE-Solana Exchangeable Shares for shares of Gran Tierra common stock, a holder of GTE-Solana Exchangeable Shares must submit a retraction request to Solana Exchangeco together with the share certificate representing the GTE-Solana Exchangeable Shares to be redeemed. Pursuant to the articles of Solana Exchangeco and the Support Agreement, dated November 14, 2008, between us, Gran Tierra Callco ULC, a corporation incorporated under the laws of Alberta and our direct wholly-owned subsidiary (“Solana Callco”) and Solana Exchangeco (the “Support Agreement”), Callco has an overriding retraction call right to purchase all of the GTE-Solana Exchangeable Shares for a price per GTE-Solana Exchangeable Share equal to one share of our common stock and (provided that the GTE-Solana Exchangeable Shares are held on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that GTE-Solana Exchangeable Share less any amount withheld on account of tax (the “Purchase Price”). A holder of GTE-Solana Exchangeable Shares may revoke their retraction request in writing to Solana Exchangeco by close of business on the business day prior to the date specified in the retraction request, however, in the event that the retraction request is not revoked by the holder and Solana Callco does not exercise its right to override the holder’s retraction request, Solana Exchangeco will redeem the retracted shares on the date specified in the retraction request.

If, as a result of solvency requirements or applicable law, Solana Exchangeco is not permitted to redeem all of the GTE-Solana Exchangeable Shares identified in the retraction request, and Solana Callco has not exercised its retraction call right, Solana Exchangeco will redeem only those retracted GTE-Solana Exchangeable Shares tendered by the holder as would not be contrary to provisions of applicable law. The Special B Trustee, on behalf of the holder of any retracted shares not so redeemed by Solana Exchangeco or purchased by Solana Callco, will require us to purchase the unredeemed retracted shares on the date set forth in the retraction request.

The GTE-Solana Exchangeable Shares are subject to redemption by Solana Exchangeco for shares of our common stock at any time on such date established by the board of directors of Solana Exchangeco, which date will be no earlier than November 14, 2013, unless: (i) there are issued and outstanding less than 25,285,358 GTE-Solana Exchangeable Shares not held by us or our affiliates; (ii) a control transaction for us occurs, being any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving us, or any proposal to carry out the same, and upon the determination of the board of directors of Solana Exchangeco that such redemption is necessary to effectuate the control transaction, among other things; (iii) any proposal subject to the vote of holders of GTE-Solana Exchangeable Shares, as shareholders of Solana Exchangeco, the bona fide purpose of which the board of directors of Solana Exchangeco determines is not practicable to accomplish, excluding matters related to the equivalence of the rights of GTE-Solana Exchangeable Shares and our common stock, and matters in respect of which holders of GTE-Solana Exchangeable Shares are entitled to vote, or to direct the Special B Trustee to vote, under the Solana Exchangeco Voting and Exchange Trust Agreement; or (iv) the business day following the day when holders of GTE-Solana Exchangeable Shares fail to approve or disapprove, as applicable, a proposed change in the terms of the GTE-Solana Exchangeable Shares where the approval or disapproval of such proposed change is required to maintain their economic equivalence to shares of our common stock.

Solana Callco has an overriding redemption call right to purchase all of the GTE-Solana Exchangeable Shares not held by us or our affiliates upon the occurrence of one of the above described redemption events. Upon exercise of Solana Callco’s redemption call right, holders of GTE-Solana Exchangeable Shares will be obligated to sell their GTE-Solana Exchangeable Shares to Solana Callco and Solana Exchangeco’s right and obligation to redeem the GTE–Solana Exchangeable Shares will terminate upon payment by Solana Callco of the Purchase Price for the GTE–Solana Exchangeable Shares.

We have an overriding right to purchase, or cause Solana Callco to purchase, all GTE–Solana Exchangeable Shares for common stock in the event of a change of law that permits holders of GTE-Solana Exchangeable Shares to exchange their GTE-Solana Exchangeable Shares for shares of common stock on a basis that will not require holders to recognize a gain or loss for Canadian tax purposes. In addition, subject to applicable law, Solana Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding GTE-Solana Exchangeable Shares.

Holders of GTE-Solana Exchangeable Shares have the right to instruct the Special B Trustee to cause us to purchase GTE-Solana Exchangeable Shares for shares of common stock if Solana Exchangeco becomes insolvent or institutes insolvency proceedings. In addition, we will be deemed to have purchased the GTE-Solana Exchangeable Shares for shares of common stock if we are subject to liquidation, wound up or dissolved.

Private Placement Subscription Receipts

On July 8, 2016, we issued 57,835,134 subscription receipts at a price of $3.00 per subscription receipt in a private placement in reliance on Section 4(a)(2) of the Securities Act and in Canada by way of a private placement in all provinces of Canada under applicable accredited investor and director and executive officer private placement exemptions. The private placement subscription receipts were issued by Gran Tierra pursuant to a subscription receipt agreement (the “Subscription Receipt Agreement”) by and between Gran Tierra and Computershare Trust Company of Canada, as subscription receipt agent. Pursuant to the terms of the Subscription Receipt Agreement, the gross proceeds from the sale and issuance of the subscription receipts (less 50% of the Agency Fee (as defined in the Subscription Receipt Agreement)), were placed in an escrow account. Each private placement subscription receipt evidences the right of the holder to receive without the payment of additional consideration or further action on the part of the holder and upon satisfaction of the Escrow Release Condition (as described below) on or before 5:00 p.m. (Toronto time) on October 31, 2016 (the “Deadline”), one share of common stock of Gran Tierra (the “Conversion”). The “Escrow Release Condition” will occur if and when, before the Deadline, both of the following two events occur:

(i) other than payment of the purchase price, all conditions precedent to the completion of the previously announced acquisition by Gran Tierra of PetroLatina Energy Ltd. (or alternatively, certain entities of PetroLatina Energy Ltd. owning the interests in the Acordionero oil field (Midas Block) located in Colombia if a permitted reorganization of PetroLatina Energy Ltd. is effected) (the “Acquisition”) as provided for in the agreement governing the Acquisition (the “Acquisition Agreement”), as may be amended from time to time, have been satisfied in accordance with the terms of the Acquisition Agreement or waived (provided no such amendment or waiver is materially adverse to the holders of the private placement subscription receipts); and

(ii) the parties to the Acquisition Agreement are ready, willing and able to consummate the transactions contemplated thereby concurrent with the release of the Escrowed Funds.

In the event that the Escrow Release Condition is not satisfied prior to the Deadline, the Acquisition Agreement is terminated in accordance with its terms or Gran Tierra announces that it does not intend to proceed with the Acquisition, the subscription for common stock represented by each private placement subscription receipt shall be automatically terminated and cancelled and each holder shall receive an amount equal to $3.00 per private placement subscription receipt held plus such holder’s pro rata share of the Earned Interest (as defined in the Subscription Receipt Agreement), less applicable withholding taxes, all in the manner and on the terms and conditions set out in the Subscription Receipt Agreement. If the private placement subscription receipts are so terminated, the shares of common stock issuable upon conversion of the private placement subscription receipts, the resale of which is registered hereby, will not be issued.

In connection with the issuance of the private placement subscription receipts, Gran Tierra agreed to enter into registration rights agreements with each of the subscribers (collectively, the “RRAs”). Pursuant to RRAs, Gran Tierra is required (i) to file with the SEC as soon as reasonably practicable, but in no event later than August 15, 2016, a shelf registration statement covering resales of the shares of Common Stock issuable upon conversion of the Subscription Receipts, (ii) to use its commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC as promptly as practicable, (iii) to use its commercially reasonable efforts to keep such shelf registration statement effective until the earlier of (A) the sale pursuant to a registration statement of all of the Registrable Securities (as defined in the RRAs) covered by the shelf registration statement under the Securities Act or pursuant to Rule 144 of all of the Registrable Securities and (B) July 8, 2019, subject to certain extensions as set forth in the RRAs and (iv) to use commercially reasonable efforts to file a prospectus with the applicable Canadian securities commissions in the various provinces of Canada where the private placement subscription receipts are distributed pursuant to the private placement to qualify the distribution of all of the Common Stock issuable upon conversion of the private placement subscription receipts on or before August 15, 2016.

Options

As of June 30, 2016, options representing the right to purchase 8,907,134 shares of common stock were issued and outstanding at a weighted average exercise price of $4.27. The outstanding options were granted pursuant to our 2007 Equity Incentive Plan, which is an amendment and restatement of our 2005 Equity Incentive Plan, and our 2016 equity compensation program, to certain of our employees, officers and employee-directors.

Warrants

As of June 30, 2016, we did not have any warrants outstanding.

Indemnification; Limitation of Liability

Nevada Revised Statutes, or NRS, Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and former directors, officers and employees (including heirs and personal representatives) to the fullest extent permitted under Nevada law.

Our articles of incorporation and bylaws provide a limitation of liability in that no director or officer shall be personally liable to Gran Tierra or any of its shareholders for damages for breach of fiduciary duty as director or officer involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Our employment agreements with certain of our executive officers contain provisions which require us to indemnify them for costs, charges and expenses incurred in connection with (i) civil, criminal or administrative actions resulting from the executive officers service as such and (ii) actions by or on behalf of Gran Tierra to which the executive officer is made a party. We are required to provide such indemnification if (i) the executive officer acted honestly and in good faith with a view to the best interests of Gran Tierra, and (ii) in the case of a criminal or administrative proceeding or proceeding that is enforced by a monetary policy, the executive officer had reasonable grounds for believing that his conduct was lawful.

We have also entered into an indemnity agreement with all of our officers and directors. The agreement provides that we will indemnify officers and directors to the fullest extent permitted by law, including indemnification in third party claims and derivative actions. The agreement also provides that we will provide an advancement for expenses incurred by the officers or directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the “interested stockholder” first becomes an “interested stockholder” unless the combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and (i) the corporation’s board of directors approves the combination in advance, or (ii) the combination is approved by the board of directors of the resident domestic corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the resident domestic corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least 60 percent of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Gran Tierra from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent and Registrar

We have appointed Computershare Trust Company, N.A. (including its affiliates in Canada) as the transfer agent and registrar for our common stock.

Listing on the NYSE MKT and Toronto Stock Exchange

Our common stock is listed on the NYSE MKT and the Toronto Stock Exchange under the trading symbol “GTE.” Any applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NYSE MKT, the Toronto Stock Exchange or any securities market or other exchange of the securities stock covered by such prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information that we include in any applicable prospectus supplement and in any related free writing prospectus that we may authorize to be distributed to you, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may be issued in one or more series. Warrants may be offered independently or in combination with other securities offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue subscription receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, common stock, preferred stock, warrants or any combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between us and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the subscription receipts. Each Escrow Agent will be a financial institution organized under the laws of the United States or a state thereof or Canada or a province thereof and authorized to carry on business as a trustee. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a Current Report on Form 8-K that we file with the SEC, any Subscription Receipt Agreement describing the terms and conditions of subscription receipts we are offering before the issuance of such subscription receipts.

The following description sets forth certain general terms and provisions of subscription receipts and is not intended to be complete. The statements made in this prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the prospectus supplement describing such Subscription Receipt Agreement.

The prospectus supplement relating to any subscription receipts we offer will describe the subscription receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and NYSE MKT relating to subscription receipts. If underwriters or agents are used in the sale of subscription receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the subscription receipts sold to or through such underwriters or agents.

General

The prospectus supplement and the Subscription Receipt Agreement for any subscription receipts we offer will describe the specific terms of the subscription receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of subscription receipts offered;

•	the price at which the subscription receipts will be offered;

•	the currency or currencies in which the subscription receipts will be offered;

•	the designation, number and terms of the common stock, preferred stock, warrants or combination thereof to be received by holders of subscription receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of subscription receipts to receive for no additional consideration common stock, preferred stock, warrants or combination thereof;

•	the procedures for the issuance and delivery of common stock, preferred stock, warrants or combination thereof to holders of subscription receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of subscription receipts upon delivery of the common stock, preferred stock, warrants or combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on common stock by us to holders of record during the period from the date of issuance of the subscription receipts to the date of issuance of any common stock pursuant to the terms of the Subscription Receipt Agreement);

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold common stock, preferred stock, warrants or combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to us upon satisfaction of the Release Conditions;

•	if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the subscription receipts;

•	procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price for their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any entitlement that we may have to purchase the subscription receipts in the open market by private agreement or otherwise;

•	whether we will issue the subscription receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether we will issue the subscription receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the subscription receipts;

•	the identity of the Escrow Agent;

•	whether the subscription receipts will be listed on any exchange;

•	material United States and Canadian federal tax consequences of owning the subscription receipts; and

•	any other terms of the subscription receipts.

In addition, the prospectus supplement and the Subscription Receipt Agreement for any subscription receipts we offer will describe all contractual rights of rescission that will be granted to initial purchasers of subscription receipts in the event this prospectus, the prospectus supplement under which the subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation, as discussed further under the sub-paragraph entitled “Rescission” below.

The holders of subscription receipts will not be shareholders. Holders of subscription receipts are entitled only to receive common stock, preferred stock, warrants or a combination thereof on exchange of their subscription receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of subscription receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to us (and, if the subscription receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the subscription receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of subscription receipts will receive a refund of all or a portion of the subscription price for their subscription receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common stock, preferred stock or warrants may be held in escrow by the Escrow Agent, and will be released to the holders of subscription receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the common stock, preferred stock or warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the subscription receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the common stock, preferred stock or warrants to which the holder of common stock, preferred stock or warrants would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of common stock or preferred stock of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of common shares or preferred shares, respectively, to be issued to holders of subscription receipts whose subscription receipts entitle the holders thereof to receive common stock or preferred stock. Alternatively, such securities, evidences of indebtedness or assets may, at our option, be issued to the Escrow Agent and delivered to holders of subscription receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other corporate actions affect the common stock, preferred stock or warrants, which, in the reasonable opinion of our directors, would materially affect the rights of the holders of subscription receipts and/or the rights attached to the subscription receipts, the number of common stock, preferred stock or warrants which are to be received pursuant to the subscription receipts shall be adjusted in such manner, if any, and at such time as our directors may in their discretion reasonably determine to be equitable to the holders of subscription receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this prospectus, the prospectus supplement under which the subscription receipts are offered, or any amendment thereto, will entitle each initial purchaser of subscription receipts to a contractual right of rescission following the issuance of the common stock, preferred stock or warrants to such purchaser entitling such purchaser to receive the amount paid for the subscription receipts upon surrender of the common stock, preferred stock or warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of subscription receipts who acquire such subscription receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire subscription receipts in the United States.

Global Securities

We may issue subscription receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable prospectus supplement. The global securities may be in temporary or permanent form. The applicable prospectus supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable prospectus supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the subscription receipts issued thereunder by way of a resolution of holders of subscription receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of subscriptions receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	the performance of third party service providers;

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

The Securities We May Offer

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we or they have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act and/or applicable Canadian securities laws, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers on the NYSE MKT may engage in passive market making transactions in the common stock on the NYSE MKT in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Common Stock We May Issue upon Exchange or Redemption of Exchangeable Shares

We will distribute the shares of common stock issued upon exchange or redemption of the exchangeable shares by the holders of such exchangeable shares as discussed in “Description of Capital Stock—Capital Stock Issued and Outstanding—GTE-Goldstrike Exchangeable Shares and —GTE-Solana Exchangeable Shares”.

Common Stock that May be Offered by the Selling Stockholders

Shares of common stock that will be issued upon conversion of the private placement subscription receipts may from time to time be offered for sale either directly by such selling stockholder, or through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common stock may be sold by the selling stockholders include:

•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over the counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to the prospectus;

•	short sales;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any selling stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell common stock pursuant to an exemption from Securities Act registration, if available, rather than under this prospectus.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders may directly effect such transactions or alternatively through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. In certain circumstances, we have agreed to register the common stock for sale under the Securities Act and to indemnify the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with the sales of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of common stock in the course of hedging positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

Distribution of Common Stock in Canada

In Canada, the distribution of the common stock issuable upon the conversion of the private placement subscription receipts may be qualified pursuant to a prospectus filed in certain provinces of Canada.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Vinson & Elkins LLP, Houston, Texas, and/or Greenberg Traurig, LLP, Las Vegas, Nevada, will pass upon the validity of the securities offered by this prospectus and any supplement thereto.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of Gran Tierra Energy Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of PetroLatina Energy Limited as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015, included in Gran Tierra Energy Inc.’s Current Report on Form 8-K dated August 1, 2016, incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO LLP, independent accountants, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

Certain estimates of our oil and gas reserves and the oil and gas reserves of Petroamerica Oil Corp., PetroGranada Colombia Limited and PetroLatina Energy Limited, each as of December 31, 2015, and related information included or incorporated by reference in this prospectus have been derived from evaluations prepared by McDaniel & Associates Consultants Ltd. All such information has been so included or incorporated by reference on the authority of such firm as experts regarding the matters contained therein.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	our Current Reports on Form 8-K filed on January 19, 2016, February 23, 2016, March 3, 2016, March 30, 2016, April 6, 2016, April 19, 2016, April 22, 2016, June 3, 2016, June 27, 2016, July 7, 2016, July 14, 2016 and August 1, 2016;

•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A filed on April 29, 2016, as amended or supplemented; and

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on April 7, 2008, including any amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of all offerings of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Gran Tierra Energy Inc.
200, 150 13th Avenue SW
Calgary, Alberta, Canada T2R 0V2
(403) 265-3221
Attn: Secretary

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$17,872.65*
The NYSE MKT and Toronto Stock Exchange listing fees	**
FINRA filing fee (if applicable)	**
Accounting fees and expenses	**
Legal fees and expenses	**
Transfer agent and registrar fees and expenses	**
Printing and miscellaneous fees and expenses	**
Total	**

______________________________

*	In accordance with Rules 456(b) and 457(r), we are deferring payment of registration fees for certain securities offered under this registration statement.
**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time. The applicable prospectus supplement will set forth the estimated amount of expenses of any offering of securities.

Item 15.	Indemnification of Directors and Officers

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action, suit or proceeding. Excepted from that immunity are:

•	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

•	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

•	a transaction from which the director derived an improper personal profit; and

•	willful misconduct.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and former officers, directors and employees (including heirs and personal representatives) to the fullest extent permitted under Nevada law.

We have also entered into an indemnity agreement with all of our officers and directors. The agreement provides that we will indemnify officers and directors to the fullest extent permitted by law, including indemnification in third party claims and derivative actions. The agreement also provides that we will provide an advancement for expenses incurred by the officers or directors.

Item 16.	Exhibits

The list of exhibits is set forth under “Index to Exhibits” at the end of this registration statement and is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on July 27, 2016.

Gran Tierra Energy Inc.

By:	/s/ Gary S. Guidry
Gary S. Guidry
President and Chief Executive Officer

Know all persons by these presents, that each person whose signature appears below constitutes and appoints Gary S. Guidry, Ryan Ellson and David Hardy, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable Gran Tierra Energy Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Gary S. Guidry	Director, President and Chief Executive Officer	July 27, 2016
Gary S. Guidry	(Principal Executive Officer)

/s/ Ryan Ellson	Chief Financial Officer	July 29, 2016
Ryan Ellson	(Principal Financial and Accounting Officer)

/s/ Robert B. Hodgins	Chairman of the Board of Directors	July 28, 2016
Robert B. Hodgins

/s/ Peter Dey	Director	July 29, 2016
Peter Dey

/s/ Evan Hazell	Director	July 27, 2016
Evan Hazell

/s/ Ronald W. Royal	Director	July 27, 2016
Ronald W. Royal

/s/ David P. Smith	Director	July 27, 2016
David P. Smith

/s/ Brooke Wade	Director	July 29, 2016
Brooke Wade

EXHIBIT INDEX

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit/ Appendix Reference	Filing Date	Filed Herewith
1.1*	Form of Underwriting Agreement.
2.1	Arrangement Agreement, dated as of July 28, 2008, by and among Gran Tierra Energy Inc., Solana Resources Limited and Gran Tierra Exchangeco Inc.	8-K	001-34018	2.1	8/1/2008
2.2	Amendment No. 2 to Arrangement Agreement, which supersedes Amendment No. 1 thereto and includes the Plan of Arrangement, including appendices.	S-3	333-153376	2.2	10/10/2008
2.3	Arrangement Agreement, dated January 17, 2011, by and between Gran Tierra Energy Inc. and Petrolifera Petroleum Limited. +	8-K	001-34018	2.1	1/21/2011
2.4	Share Purchase and Sale Offer, dated May 29, 2014, by Gran Tierra Petroco Inc. +	8-K	001-34018	2.1	7/1/2014
2.5	Share Purchase and Sale Offer, dated May 29, 2014, by Gran Tierra Energy Inc., an Alberta corporation, and PCESA Petroleros Canadienses De Ecuador S.A. +	8-K	001-34018	2.2	7/1/2014
2.6	Arrangement Agreement, dated November 12, 2015, between Gran Tierra Energy Inc. and Petroamerica Oil Corp.	8-K	001-34018	2.1	11/18/2015
2.7	Share Purchase Agreement among Gran Tierra Energy International Holdings Ltd., Tribeca Oil & Gas Inc., Macquarie Bank Limited, Rorick Ventures Group Inc., as vendors, and PetroLatina Energy Limited. +	8-K	001-34018	2.1	7/7/2016
3.1	Amended and Restated Articles of Incorporation of Gran Tierra Energy Inc.	10-K	001-34018	3.1	2/26/2014
3.2	Eighth Amended and Restated Bylaws of Gran Tierra Energy Inc., effective February 26, 2016.	8-K	001-34018	3.1	3/3/2016
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Details of the Goldstrike Special Voting Share.	10-KSB/A	333-111656	10.14	4/21/2006
4.3	Goldstrike Exchangeable Share Provisions.	10-KSB/A	333-111656	10.15	4/21/2006
4.4	Provisions Attaching to the GTE–Solana Exchangeable Shares.	Schedule 14A	001-34018	Annex E	10/14/2008

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit/ Appendix Reference	Filing Date	Filed Herewith
4.5*	Specimen Preferred Stock Certificate and Form of Certificate of Designation of Preferred Stock
4.6	Form of Debt Indenture					X
4.7*	Form of Debt Securities
4.8	Form of Common Stock Warrant Agreement and Warrant Certificate					X
4.9	Form of Preferred Stock Warrant Agreement and Warrant Certificate					X
4.10	Form of Debt Securities Warrant Agreement and Warrant Certificate					X
4.11	Form of Subscription Receipt Agreement					X
4.12	Subscription Receipt Agreement, dated July 8, 2016, by and between Gran Tierra Energy Inc. and Computershare Trust Company of Canada.	8-K	001-34018	4.1	7/14/16
4.13	Form of Registration Rights Agreement.	8-K	001-34018	4.2	7/14/16
5.1	Opinion of Vinson & Elkins L.L.P.					X
5.2	Opinion of Greenberg Traurig LLP					X
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges					X
23.1	Consent of Deloitte LLP					X
23.2	Consent of BDO LLP, independent accountants					X
23.3	Consent of McDaniel & Associates Consultants Ltd.,					X
23.4	Consent of Vinson & Elkins L.L.P. (See Exhibit 5.1)
23.5	Consent of Greenberg Traurig LLP (See Exhibit 5.2)
24.1	Power of Attorney (See signature page)
25.1**	Statement of Eligibility of Trustee under the Debt Indenture
99.1	Third Party Report on Reserves					X

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference, if applicable.
**	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.
+	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Gran Tierra undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.